As filed with the Securities and Exchange Commission on December 21, 2012

Registration No. 333-08537

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

VERSANT CORPORATION
(Exact name of registrant as specified in its charter)

California	94-3079392
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Versant Corporation
255 Shoreline Drive, Suite 450
Redwood City, CA 94065
(650) 232-2400
(Address of principal executive offices)

1989 Stock Option Plan
1996 Directors Stock Option Plan
1996 Equity Incentive Plan
1996 Employee Stock Purchase Plan
(Full Title of the Plans)

Marc Monahan
Chairman
VERSANT CORPORATION
255 Shoreline Drive, Suite 450
Redwood City, California 94065
(650) 232-2400
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Versant Corporation, a California corporation (the “Registrant”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-08537 filed on Form S-8 on July 19, 1996, which registered the offering of 1,649,110 shares of the Registrant’s common stock, no par value.
On November 21, 2012, the Registrant entered into an Agreement and Plan of Merger with Actian Corporation, a Delaware corporation (“Actian”), and Actian Sub I, Inc., a wholly-owned subsidiary of Actian (“Merger Sub”), pursuant to which the Merger Sub is merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Actian (the “Merger”).

In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities registered under the Registration Statement that remain unsold under the above listed Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 21st day of December, 2012.

VERSANT CORPORATION

By:	/s/ Marc Monahan
Marc Monahan
Chairman

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.